Exhibit 99.1

NEWS RELEASE for May 22, 2007

Contact:

Allen & Caron Inc. (investors)

Moventis Capital, Inc.

Dan Matsui

Blake Ponuick, CEO

949-474-4300

604-535-3900

MOVENTIS CAPITAL REPORTS FINANCIAL RESULTS FOR FISCAL 2007 THIRD QUARTER

Pro-Forma Growth in Revenue and Profit for PTL Electronics

VANCOUVER, BC (May 22, 2007)... Moventis Capital, Inc. (OTCBB: MVTS), an acquisition and management company that acquires small and medium-sized private enterprises (SMEs) and provides resources and management to promote growth and enhance valuation, today announced financial results for the fiscal 2007 third quarter ended March 31, 2007. Highlights include 39% growth in revenue and a 47% increase in net income over the same period in the previous year for portfolio company PTL Electronics, Ltd. (PTL), Moventis’ first private-company acquisition.

Fiscal third-quarter results are consolidated and include operations of PTL, which was acquired for US$6.1 million on November 22, 2006. Pro-forma results for PTL for the three months ended March 31, 2007, include revenues of CDN$4,034,594 (US$3,443,661) with EBITDA of CDN$516,950 (US$441,234) and net income of CDN$415,178 (US$354,368), representing a 39% increase in revenue and a 47% increase in net income compared to the same period in fiscal 2006, when PTL recorded revenue of CDN$2,905,776 (US$2,517,349) and net income of CDN$282,747 (US$244,951).

Chief Executive Blake Ponuick commented: “We’re pleased with PTL’s continuing growth and performance in the fiscal third quarter. Moreover, with approximately US$5 million in purchase orders already scheduled for fulfillment in the fiscal fourth quarter, we look forward to a strong year-end close for fiscal 2007.”

On a GAAP basis, Moventis’ fiscal third-quarter consolidated revenues were US$3,443,661 with EBITDA of US$78,328 after accounting for stock-based compensation of US$69,400. Net loss for the period was US$100,559. For the third quarter of fiscal 2006, Moventis was engaged in seeking acquisitions and did not record any revenue and reported a net loss of US$217,277.

Ponuick added: “Reflecting our business strategy, we are seeking to acquire additional private companies offering similar growth and profit profiles. We continue to see attractive multiples in the private equity market that would not only benefit our consolidated results going forward but help build value for Moventis shareholders.

“We continue to feel that providing pro-forma selected financial data for our portfolio companies, albeit on a non-GAAP basis, provides shareholders with a better view of the financial performance of these assets and therefore public-market valuation potential,” Ponuick said.

Moventis began consolidating operations with PTL as of the acquisition date of November 22, 2006. The Company is providing the pro-forma quarterly year-over-year results for PTL solely for the purpose of communicating the growth trend of its portfolio company asset to investors and shareholders. PTL derives its revenue in Canadian dollars, which is converted into the US dollar equivalent by Moventis for reporting purposes and in with accordance U.S. GAAP based on the Bank of Canada average exchange rate for each specific reporting period.

The financial measures provided in this release are in accordance with U.S. GAAP, unless identified as non-GAAP. EBITDA, defined as earnings before interest, taxes, depreciation and amortization is a non-GAAP measure presented exclusively as a supplemental disclosure because management believes that EBITDA is widely used as a basis for valuation and provides meaningful information regarding the financial performance of Moventis. Management also believes that the EBITDA measure for its recently acquired subsidiary, PTL, may be used by certain investors as one measure of the financial performance of that asset. Reconciliation of EBITDA for Moventis and PTL to the nearest comparable GAAP measure of net income is provided below (in US Dollars):

Reconciliation of EBITDA to Net Income	3 Months Ended March 31, 2007 (CONSOLIDATED)	3 Months Ended March 31, 2007 (PTL ELECTRONICS) Pro-forma
EBITDA	$78,328	$441,234
Less: Interest	($68,279)	($4,985)
Depreciation and Amortization	($70,153)	($52,823)
Interest Revenue	$4
Taxes	($29,058)	($29,058)
Net Income (GAAP)	($100,599)	$354,368

About Moventis Capital, Inc.

Moventis Capital, a Delaware corporation, is a publicly traded acquisition and growth management company that seeks to acquire quality, established small and medium-sized enterprises (SMEs) and provide resources and management to improve growth and enhance valuations. Moventis intends to capitalize on an underserved market of successful SMEs, primarily privately held, that do not meet the size or industry requirements of many acquisition and investment firms. For more information, visit www.moventiscapital.com.

About PTL Electronics, Ltd.
PTL Electronics, Ltd. (PTL), a Moventis portfolio company, provides electronics manufacturing services (EMS) to a niche market of businesses looking to design and produce very high-end and complex products ranging from ultrasound machines to alternative fuel cells. PTL operates in the $115 billion EMS sector and serves some of the world’s largest markets, including industrial controls, medical services, telecommunications and computing. For more information on PTL, visit www.ptlelectronics.com.

Safe Harbor

Statements contained in this release that are not historical facts are forward-looking statements that involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements include but are not limited to, those discussed in “Risk Factors” in the Company’s Forms 10-KSB, Forms 10-QSB, and other filings with the U.S Securities and Exchange Commission. Such risk factors include but are not limited to: uncertainty regarding the Company's ability to realize its business objectives, make acquisitions, and realize higher value for shareholders. Actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. The Company does not intend to revise, or update publicly, any forward-looking statements for any reason.

[Financial table next page]

Note: Financial results for the fiscal 2007 nine months ended March 31, 2007 include second quarter financial results that have been restated to account for an additional $1,365,607 in non-cash charges.

MOVENTIS CAPITAL AND SUBSIDIARIES
Consolidated Statement of Earnings (In US dollars)
(Unaudited Prepared by Management)

	Three months ended March 31,		Nine months ended March 31,	
	2007	2006	2007 (restated)	2006
Revenue	3,443,661	-	7,138,571	-
Cost of Sales	2,740,310	-	5,811,917	-
Gross Margin	703,351	-	1,326,654	-
Operating Expenses				
Sales and Marketing	52,735	-	87,431	-
General and Administration	473,874	126,156	952,078	346,095
Stock based compensation	69,400	51,740	282,170	51,740
Foreign currency loss	29,014	-	145,948	-
	625,023	177,896	1,467,627	397,835
Earnings Before Interest, tax, deprecation and amortization	78,328	(177,896)	(140,974)	(397,835)
Amortization	11,401	37,500	11,401	112,500
Deprecation	63,275	1,881	110,325	7,524
Amortization of Loans & Debenture	6,878	-	1,196,068	-
Interest	68,279	-	149,665	-
Interest Revenue	4	-	6,530	375
Earnings (loss) Before Income Tax	(71,500)	(217,277)	(1,601,903)	(517,484)
Income taxes	29,058	-	29,058	-
Net (loss) earnings for the period	(100,559)	(217,277)	(1,630,961)	(517,484)
Earnings (loss) per share				
Basic and fully diluted	(0.00)	(0.01)	(0.06)	(0.02)
Weighted average number of shares				
Basic and fully diluted	28,262,326	25,056,843	27,238,400	23,484,166